Exhibit 99.2

NOTICE OF SPIN-OFF AND ADJUSTMENT TO BASE CONVERSION RATE

To the Holders of

LIBERTY MEDIA CORPORATION

1.375% CASH CONVERTIBLE SENIOR NOTES DUE 2023

(CUSIP 531229 AA0)

NOTICE IS HEREBY GIVEN, pursuant to Section 12.07(a) of the Indenture, dated October 17, 2013, between Liberty Media Corporation (the “Company”) and U.S. Bank National Association, as trustee (the “Indenture”),  relating to the Company’s 1.375% Cash Convertible Senior Notes due 2023 (the “Notes”), that the board of directors of the Company has determined to distribute (the “Spin-Off”), as a dividend, all of the Series A common stock, Series B common stock and Series C common stock of its subsidiary Liberty Broadband Corporation (“Broadband”) to holders of the Company’s Series A common stock, Series B common stock and Series C common stock as of 5:00 p.m., New York City time, on October 29, 2014 (the “Record Date”). In the Spin-Off, (i) holders of the Company’s Series A common stock as of the Record Date will receive one-fourth of a share of Broadband’s Series A common stock for each share of Series A common stock held as of the Record Date, (ii) holders of the Company’s Series B common stock as of the Record Date will receive one-fourth of a share of Broadband’s Series B common stock for each share of Series B common stock held as of the Record Date and (iii) holders of the Company’s Series C common stock as of the Record Date will receive one-fourth of a share of Broadband’s Series C common stock for each share of Series C common stock held as of the Record Date. Cash will be issued in lieu of fractional shares of Broadband’s common stock. The distribution date for the Spin-Off is 5:00 p.m., New York City time, on November 4, 2014, subject to satisfaction of certain conditions to the Spin-Off.

Pursuant to Section 12.04(c)(i) of the Indenture, an adjustment to the Conversion Rate (as defined in the Indenture) of the Notes is required as a result of the Spin-Off. Accordingly, effective as of November 5, 2014, which is the Ex-Dividend Date (as defined in the Indenture) for the Spin-Off, the Conversion Rate for the Notes will be adjusted in accordance with Section 12.04(c)(i) of the Indenture.

Dated:  October 9, 2014

LIBERTY MEDIA CORPORATION

By:/s/ Richard N. Baer
Name: Richard N. Baer
Title:Senior Vice President and General Counsel